UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2014, we received a fully executed copy of a Consulting Services Agreement dated March 24, 2014, with Stylinz Industries, Inc., a Wyoming corporation, pursuant to which Stylinz Industries will provide consulting services to us, including but not limited to, assistance with due diligence analysis and review of potential acquisition targets and computer system integration support of acquired companies. The Consulting Agreement became effective on March 24, 2014, and will remain effective until either party terminates the agreement upon 30-days written notice or at any time when a segment of work is considered complete. We also have the right to terminate the Consulting Agreement at any time for “Cause,” as defined in the agreement.

Under the Consulting Agreement, Stylinz Industries has committed to provide up to ten (10) hours of services per week, with additional hours contingent upon the parties’ mutual agreement. As consideration for the services provided, we will pay Stylinz Industries One Hundred and Twenty Five Dollars ($125.00) per billed hour. In addition, consideration equal to Fifty Dollars ($50.00) per billed hour, and Seventy Five Dollars ($75.00) per hour for travel time, will be paid on a quarterly basis by executing and delivering a Warrant Agreement to Stylinz Industries. The Warrant Agreement shall provide Stylinz Industries with cashless warrants exercisable into our common stock. The number of shares issued shall be based on any Consulting Fee (as defined in the Consulting Agreement) then due and owing and calculated using the Conversion Price on the date the warrants are exercised.

The “Conversion Price” shall be the greater of: (i) fifty percent (50%) of the average of the lowest five (5) closing bid prices during the ten (10) trading days prior to exercise; or (ii) $0.05. The warrants may be exercised at any time beginning on August 27, 2014, subject to a 9.9% ownership limitation set forth therein.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Stylinz Industries, Inc., Consulting Agreement

On March 24, 2014, we received a fully executed copy of a Consulting Services Agreement dated March 24, 2014, with Stylinz Industries, Inc., a Wyoming corporation, pursuant to which Stylinz Industries, Inc., will provide consulting services to us. As partial consideration under the Consulting Agreement, we agreed to pay Stylinz Industries Fifty Dollars ($50.00) per billed hour and Seventy Five Dollars ($75.00) per hour for travel time, payable on a quarterly basis by executing and delivering a Warrant Agreement. The Warrant Agreement shall provide Stylinz Industries with cashless warrants exercisable into our common stock. The number of shares issued shall be based on any Consulting Fee (as defined in the Consulting Agreement) then due and owing and calculated using the Conversion Price on the date the warrants are exercised.

The “Conversion Price” shall be the greater of: (i) fifty percent (50%) of the average of the lowest five (5) closing bid prices during the ten (10) trading days prior to exercise; or (ii) $0.05. The warrants may be exercised at any time beginning on August 27, 2014, subject to a 9.9% ownership limitation set forth therein.

This issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as the consultant was familiar with our operations and there was no solicitation in connection with the issuance.

Sales of Series C Convertible Preferred Stock

On March 19, 2014, we entered into a Securities Purchase Agreement with three investors pursuant to which we sold an aggregate of one hundred and seventy-five thousand (175,000) shares of our newly created Series C Convertible Preferred Stock at $1.00 per share, for total consideration of $175,000. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as the investors were familiar with our operations and there was no solicitation in connection with the issuance. Our Board of Directors approved an offering of up to five hundred thousand (500,000) shares of Series C Convertible Preferred Stock at $1.00 per share, and to date, we have sold four hundred thousand (400,000) of the shares.

The shares of Series C Convertible Preferred Stock have one (1) vote per share, are redeemable by us on ten (10) trading days advance notice at two hundred percent (200%) of the purchase price, and are convertible into common stock on either a fixed percentage basis or a variable conversion basis.

On a fixed conversion basis, the holders of the Series C Convertible Preferred Stock can acquire upon conversion, in the aggregate, fifteen percent (15%) of the then-outstanding shares of common stock of the Company. On a variable conversion basis, the shares are convertible at 33.33% of the lowest five (5) closing bid prices of our common stock during the ten (10) trading days prior to conversion. In no event can any single shareholder convert the Series C Convertible Preferred Stock if it will result in their ownership exceeding 9.99% of our then issued and outstanding shares.

Section 9 – Financial Statements and Exhibits.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

4.2 (1)	Certificate of Designation for Series C Convertible Preferred Stock

10.1	Consulting Services Agreement

10.2	Common Stock Purchase Consulting Warrant

10.3(1)	Form of Securities Purchase Agreement for Series C Convertible Preferred Stock

(1) Incorporated by reference from our Current Report on Form 8-K dated and filed with the Commission on December 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: March 24, 2014	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer